UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of

The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 6, 2013 (June 6, 2013)

Glimcher Realty Trust

(Exact name of Registrant as specified in its Charter)

Maryland	001-12482	31-1390518

(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

180 East Broad Street, Columbus, Ohio	43215
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code (614) 621-9000

N/A

(Former name or former address, if changed since last Report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the Registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

LC Portland, LLC (the “Seller”), the owner of a 100% interest in Lloyd Center (including the theater and parking lot south of Lloyd Center) (all, collectively, the “Property”), an enclosed regional mall located in Portland, Oregon, executed an Agreement of Purchase and Sale (the “Agreement”) with an independent and unaffiliated third party (“Buyer”) to sell, transfer, and convey all its interest in the Property to Buyer. Seller is a wholly-owned subsidiary of a joint venture (the “Venture”) between an affiliate of Glimcher Realty Trust (the “Registrant”) and an affiliate of Blackstone Real Estate Partners VI. The transaction remains subject to customary closing conditions, but Seller expects to complete the transaction in June 2013. By and through its affiliate, the Registrant owns a 40% interest in the Venture and the Property. The Seller plans to use a portion of the final sale proceeds to extinguish the Property’s existing mortgage loan. To date, Seller has received Two Million Dollars ($2,000,000) in non-refundable earnest money deposits from Buyer, which will be credited at closing against the aggregate sale price of approximately One Hundred and Forty-Eight Million Dollars ($148,000,000), which is subject to further adjustment at closing for customary closing costs, set-offs and transaction fees. The Agreement contains other terms, conditions, covenants, representations and warranties from each of the respective parties that are customary and typical for a transaction of this nature. Other than the Agreement and the transactions described therein and herein, there is no other material relationship between the Buyer and its affiliates and Registrant and its affiliates.

Item 8.01 Other Events.

Separate and apart from the transaction described in Item 1.01 above, Seller expects to also complete in June or July 2013, the sale to another unaffiliated third party independent from Buyer of three separate outparcels (inclusive of certain existing buildings, improvements, and other related assets) (collectively, the “North Parcels”), which are adjacent to but separate from the Property subject to customary closing conditions. The Registrant, by and through its affiliate’s interest in the Venture, shall be entitled to 40% of the final proceeds from the sale of the North Parcels. A copy of the press release announcing the transactions described in this Form 8-K is attached as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d)   Exhibits.

        99.1    Press Release of the Registrant, dated June 6, 2013.

Forward Looking Statements

This Form 8-K, including the press released attached hereto as Exhibit 99.1, contains certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are based on assumptions and expectations that may not be realized and are inherently subject to risks and uncertainties, many of which cannot be predicted with accuracy. Future events and actual results, financial and otherwise, may differ from the results discussed in the forward-looking statements. Risks and other factors that might cause differences, some of which could be material, include, but are not limited to, economic and market conditions, tenant bankruptcies, bankruptcies of joint venture partners, rejection of leases by tenants in bankruptcy, financing and development risks, construction and lease-up delays, cost overruns, the level and volatility of interest rates, the rate of revenue increases versus expense increases, the financial stability of tenants within the retail industry, the failure of the Registrant to make additional investments in regional mall properties and redevelopment of properties, failure of the Registrant to complete proposed or anticipated acquisitions, the failure to sell properties as anticipated and to obtain estimated sale prices, the failure to fully recover tenant obligations for common area maintenance, insurance, taxes and other property expenses, the failure to achieve earnings/Funds From Operations targets, the failure to sell additional community centers, failure of the Registrant to qualify as a real estate investment trust, termination of existing joint venture arrangements, conflicts of interest with our existing joint venture partners, the failure to achieve estimated sales prices and proceeds from the sale of properties, impairment charges, increases in recorded impairment charges, failure to refinance debt at favorable terms and conditions, significant costs related to environmental issues as well as other risks listed from time to time in the Registrant’s reports filed with the Securities and Exchange Commission or otherwise publicly disseminated by the Registrant.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Glimcher Realty Trust
(Registrant)

Date: June 6, 2013	/s/ Mark E. Yale
Mark E. Yale Executive Vice President, Chief Financial Officer and Treasurer